Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

April 23, 2020

For Immediate Release

Vicor Corporation Reports Results for the First Quarter Ended March 31, 2020

Andover, MA, April 23, 2020 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the first quarter ended March 31, 2020. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are presented below.

Revenues for the first quarter ended March 31, 2020 totaled $63.4 million, a 3.5% decrease from $65.7 million for the corresponding period a year ago, and a 0.4% sequential increase from $63.1 million the fourth quarter of 2019.

Gross margin decreased to $27.3 million for the first quarter of 2020, compared to $31.1 million for the corresponding period a year ago, and decreased sequentially from $29.8 million for the fourth quarter of 2019. Gross margin, as a percentage of revenue, decreased to 43.1% for the first quarter of 2020, compared to 47.3% for the corresponding period a year ago, and decreased from 47.1% for the fourth quarter of 2019.

Net loss for the first quarter was ($1.7) million, or ($0.04) per share, compared to net income of $4.3 million or $0.10 per diluted share, for the corresponding period a year ago and net income of $1.3 million, or $0.03 per diluted share, for the fourth quarter of 2019.

Cash and cash equivalents sequentially decreased by $1.9 million to approximately $82.8 million at the end of the first quarter of 2020, from $84.7 million at the end of the fourth quarter of 2019. Incremental capital expenditures for the first quarter of 2020 totaled $3.0 million as compared with $3.3 million for the corresponding period a year ago and $3.4 million for the fourth quarter of 2019.

First quarter bookings increased 5.2% to $70.1 million, from $66.6 million for the corresponding period a year ago, but decreased sequentially 8.8% from $76.8 million for the fourth quarter of 2019. Total backlog at the end of the first quarter of 2020 was $110.8 million, up 6.4 % from $104.2 million at the end of 2019.

Commenting on first quarter performance, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, “Q1 revenues fell short of forecast as supply chain delays caused production inefficiencies. Sequentially lower gross margins reflected these circumstances and higher new product development expenses contributed to a net loss for the period.”

“Our outlook for Q2 is for a sequential increase in revenue and a return to net profitability. While protecting the health of employees and confronting the challenges of the COVID-19 pandemic, we continue to operate our manufacturing facilities as an essential business supplying customers that depend on us.”

Dr. Vinciarelli concluded, “Orders booked in Q1 and the pace of activity in early Q2 reflect strengthening demand for Advanced Products. Despite near-term uncertainties due to the pandemic, 48V adoption in AI, data center servers and vehicle electrification, is a precursor to accelerating demand. We are, therefore, adding a new wing to our Andover manufacturing facility. Ready for occupancy in Q1 2021, the new wing will enable us to essentially double capacity for Advanced Products and vertically integrate all of the process steps necessary to manufacture ChiPs (“Converters Housed in Package”) utilizing 3D power packaging technology pioneered by Vicor. Our comprehensive IP portfolio includes Vertical Power Delivery, a power system architecture necessary to supply the escalating current requirements of AI processors.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, April 23, 2020 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 96644533. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through May 8, 2020. The replay dial-in number is 888-286-8010 and the Passcode is 82686567. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2019, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James A. Simms, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED
	(Unaudited)
	MAR 31, 2020	MAR 31, 2019
Net revenues	$63,401	$65,725
Cost of revenues	36,070	34,639

Gross margin	27,331	31,086

Operating expenses:
Selling, general and administrative	16,369	15,373
Research and development	13,335	11,220

Total operating expenses	29,704	26,593

Income (loss) from operations	(2,373)	4,493
Other income (expense), net	148	239

Income (loss) before income taxes	(2,225)	4,732
Less:( Benefit) provision for income taxes	(494)	426

Consolidated net income (loss)	(1,731)	4,306
Less: Net income attributable to noncontrolling interest	4	20

Net income (loss) attributable to Vicor Corporation	($1,735)	$4,286

Net income (loss) per share attributable to Vicor Corporation:
Basic	($0.04)	$0.11
Diluted	($0.04)	$0.10

Shares outstanding:
Basic	40,635	40,229
Diluted	40,635	41,029

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	MAR 31, 2020 (Unaudited)	DEC 31, 2019 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$82,751	$84,668
Accounts receivable, net	41,279	38,115
Inventories, net	53,352	49,187
Other current assets	7,808	7,096

Total current assets	185,190	179,066
Long-term deferred tax assets	206	205
Long-term investment, net	2,557	2,510
Property, plant and equipment, net	56,879	56,952
Other assets	1,893	1,994

Total assets	$246,725	$240,727

Liabilities and Equity

Current liabilities:
Accounts payable	$13,440	$9,005
Accrued compensation and benefits	10,081	10,410
Accrued expenses	2,761	2,690
Sales allowances	781	741
Short-term lease liabilities	1,370	1,520
Income taxes payable	34	57
Short-term deferred revenue and customer prepayments	6,753	5,507

Total current liabilities	35,220	29,930
Long-term deferred revenue	974	1,054
Contingent consideration obligations	362	451
Long-term income taxes payable	571	567
Long-term lease liabilities	2,601	2,855

Total liabilities	39,728	34,857

Equity:
Vicor Corporation stockholders’ equity:
Capital stock	204,545	201,774
Retained earnings	141,363	143,098
Accumulated other comprehensive loss	(300)	(383)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	206,681	205,562
Noncontrolling interest	316	308

Total equity	206,997	205,870

Total liabilities and equity	$246,725	$240,727